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                                                                  Exhibit 10.18

                                PROMISSORY NOTE

$200,000.00                                                      March 31, 1989

    FOR VALUE RECEIVED, DARAKA BROADCASTING, INC., a Michigan Corporation, of 1491 M-32 West, Alpena, Michigan 49707, promises to pay WHSB, Inc., a Michigan Corporation, of 1491 M-32 West, Alpena, Michigan 49707, or to its Order, the sum of Two Hundred Thousand and 00/100 ($200,000.00) Dollars payable as follows:

    $1,333.00 per month for 24 months, commencing on the 1st day of May, 1989. Commencing with the 25th month and thereafter until total principal and interest is paid in full payments will be $4,055.00 per month.

    Interest will be charged on the unpaid balance at eight (8%) percent per annum. Interest shall be reviewed and adjusted quarterly commencing
    July 1, 1989 and on each October 1, January 1, April 1 and July 1 of each year during the term of this note thereafter. At each review date the rate of interest will be adjusted so as to correspond to 2% under the "base rate" established by NBD Alpena Bank in existence as of the quarterly adjustment date. However, interest paid by promissor on this note shall never be more than 10% per annum nor less than 8% per annum. WHSB, Inc. further agrees that this note and the security for this note shall be subordinated to the promissory note and security interest given to NBD Alpena Bank pursuant to the terms and conditions of the Subordination Agreement and Assignment between WHSB, Inc. and NBD Alpena Bank dated March 31, 1989. WHSB, Inc. further agrees in accepting this note that the promissor may pay off its indebtedness under this obligation at any time prior to the due date without penalty.

    This Note is secured by a security agreement and real estate mortgage given to WHSB, Inc. of even date.

    Failure to pay any one of the instalments of principal or interest on this Note when due shall be a default in the Note. If the default continues for more than 15 days, WHSB shall have the option to declare the full amount of the Note then remaining unpaid immediately due and may proceed to collect it at once.

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    If Daraka shall become insolvent or make a general assignment for the benefit of creditors or file a petition in bankruptcy, or if a petition in bankruptcy shall be filed against it or if a receiver shall be appointed of its assets, then this Note shall become due and payable forthwith.

    Daraka hereby waives presentment for payment, demand, notice of nonpayment, protest and notice of protest, but 10 days written notice of acceleration will be given.

    In the event of acceleration of the Note or in the event a default shall continue for more than 60 days, Daraka agrees to apply for the assignment to WHSB of its licenses, permits, leases and agreements.


                                           DARAKA BROADCASTING, INC.


                                       by: /s/ David R. Karschnick
                                           -----------------------------------
                                           David R. Karschnick, Its President